Exhibit 3.455

MICHIGAN DEPARTMENT OF COMMERCE — CORPORATION AND SECURITIES BUREAU
Date Received
(FOR BUREAU USE ONLY)

JUL 12 1994
FILED JUL 12 1994
Name
	Silverman, Rodbard & Smith, P.C.		Administrator
Address			MICHIGAN DEPARTMENT OF COMMERCE
	606 Comerica Building		Corporation & Securities Bureau
City	State	ZIP Code
EFFECTIVE DATE:
Kalamazoo, MI 49007
DOCUMENT WILL BE RETURNED TO NAME AND ADDRESS INDICATED ABOVE

CORPORATE IDENTIFICATION NUMBER
1	4	0	—	2	5	7
ARTICLES OF INCORPORATION
     These Articles of Incorporation are signed by the incorporator to form a profit corporation under the Michigan Business Corporation Act (MBCA), Act 284, Public Acts of 1972 as amended:
ARTICLE I
     The name of the corporation is EAGLE INDUSTRIES LEASING, INC.
ARTICLE II
      The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the MBCA.
ARTICLE III
     The total authorized shares is 60,000 shares of common stock. Each share is entitled to one vote on all matters submitted to the shareholders of the corporation, and each share shall have all of the same rights and preferences as each other share.
ARTICLE IV
     The holders of common stock of the corporation shall have a preemptive right, granted on uniform terms and conditions prescribed by the board of directors to provide a fair and reasonable opportunity to exercise the right, to acquire proportional amounts of the corporation’s unissued shares of common stock when the board decides to issue them. A shareholder may waive his or her preemptive right. A waiver evidenced by a writing is irrevocable even though it is not supported by consideration.
     There is no preemptive right with respect to:
1.	shares issued as compensation to directors, officers, agents, or employees of the corporation, its subsidiaries, or affiliates;

2.	shares issued to satisfy conversion or option rights created to provide compensation to directors, officers, agents, or employees of the corporation, its subsidiaries, or affiliates;

3.	shares authorized in the articles that are issued within six months from the effective date of incorporation;

4.	shares issued other than for money; or

5.	shares of any class of capital stock of this corporation with preferential rights to distributions or assets unless the shares with preferential rights are convertible into or carry a right to subscribe for or acquire shares of common stock of the corporation.
     Shares subject to preemptive rights that are not acquired by shareholders may be issued to any person for a period of one year after being offered to shareholders at a consideration set by the board that is not lower than the consideration set for the exercise of preemptive rights. An offer at a lower consideration or after the expiration of one year is subject to the shareholders’ preemptive rights.
     For purposes of Article IV, “shares” includes a security convertible into or carrying a right to subscribe for or acquire shares.
ARTICLE V
     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (1) a breach of the director’s duty of loyalty to the corporation or its shareholders; (2) acts or omissions not made in good faith or that involve intentional misconduct or a knowing violation of law; (3) a violation of §551(1) of the MBCA, MCLA 450.1551(1), MSA 21.200(551)(1); or (4) a transaction from which the director derived an improper personal benefit. If the MBCA is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained in these articles of incorporation, shall be eliminated or limited to the fullest extent permitted by the MBCA as so amended. No amendment or repeal of article V shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of any director occurring before the effective date of any such amendment or repeal.
ARTICLE VI
     Any action required or permitted by the MBCA to be taken at an annual or special shareholders meeting may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares are entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, to its principal place of business, or to an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the corporate action taken without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.
ARTICLE VII
     The corporation shall not be subject to Chapter 7A, relating to certain business combinations, or to Chapter 7B, relating to control share acquisitions, of the MBCA as now in effect or later amended.
ARTICLE VIII
     The address of the initial registered office is: 606 Comerica Building, Kalamazoo, Michigan 49007. The name of the initial resident agent at the registered office is Alan H. Silverman.
ARTICLE IX
     The name and address of the incorporator is: Alan H. Silverman, 606 Comerica Building, Kalamazoo, Michigan 49007.
ARTICLE X
     These Articles of Incorporation shall be effective when filed.

Dated: 6/30/94	/s/ Alan H. Silverman
Alan H. Silverman

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